SECOND AMENDMENT TO QUAKER INVESTMENT TRUST DISTRIBUTION AGREEMENT

This second amendment (the "Amendment") to the Distribution Agreement (the "Agreement") dated as of May 31, 2017, by and between Quaker Investment Trust (the "Trust") and Foreside Fund Services, LLC ("Distributor") is hereby entered into as of September 30, 2018 (the "Effective Date").

WHEREAS, Distributor and the Trust (the "Parties") wish to amend the Agreement to reflect that the Trust was converted from a Massachusetts business trust to a Delaware statutory trust; and

WHEREAS, the Parties desire to amend Exhibit A of the Agreement to reflect Fund conversions and name changes: (i) Quaker Global Tactical Allocation Fund into Quaker Strategic Growth Fund and renamed Quaker Impact Growth Fund and (ii) Quaker Mid-Cap Value Fund into Quaker Small-Cap Value Fund and renamed Quaker Small/Mid Cap Impact Value Fund;

WHEREAS, the Parties wish to amend Exhibit B of the Agreement to reflect share class changes which include the elimination of sales loads for Class A and deletion of Class C shares; and

WHEREAS, pursuant to Section 16 of the Agreement all amendments are required to be in writing and executed by the parties hereto.

NOW THEREFORE, the Parties hereby agree as follows:

1.Capitalized terms not otherwise defined herein shall have the meanings set forth in the Agreement.
2.The Agreement is amended and restated to reflect that Quaker Investment Trust is organized in the State of Delaware as a statutory trust.
3.Exhibit A to the Agreement is hereby amended and restated as provided on Exhibit A attached hereto.
4.Exhibit B to the Agreement is hereby amended and restated as provided on Exhibit B attached hereto.
5.Except as expressly amended hereby, all of the provisions of the Agreement are restated and in full force and effect to the same extent as if fully set forth herein.
6.This Amendment shall be governed by and the provisions of this Amendment shall be construed and interpreted under and in accordance with the laws of the State of Delaware.

(Signature Page Follows)

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed in their names and on their behalf by and through their duly authorized officers, as of the Effective Date.

QUAKER INVESTMENT TRUST

By: _/s/ Alyssa D. Greenspan
Name: Alyssa D. Greenspan
Title: President

FORESIDE FUND SERVICES, LLC

By: /s/ Mark Fairbanks
Mark Fairbanks, Vice President

EXHIBIT A

Fund Names

Quaker Small/Mid Cap Impact Value Fund Quaker Impact Growth Fund

EXHIBIT B

Compensation

SALES LOADS*

1.With respect to Class A and C1ass I Shares, if any, the Distributor shall not be entitled to any compensation.

2.With respect to any future Class of Shares, the Distributor shall be entitled to such consideration as the Fund and the Distributor shall agree at the time such Class of Shares is established.

*If applicable, all Sales Loads received by the Distributor shall be held to be used solely for distribution-related expenses and shall not be retained as profit.
12b-1 PAYMENTS:

Attached to this Exhibit B are all plans of distribution under Rule 12b-1 under the 1940 Act approved by the Funds and in effect (collectively, the "Distribution Plan"). If the Funds have a Board approved Distribution Plan that authorizes them to compensate and reimburse the Distributor for distribution services, then the Funds shall be responsible for all compensation and reimbursements pursuant to this Agreement, or such portions thereof as are authorized under the Distribution Plan.

Notes:
► Fees will be calculated and payable monthly.
► All fees are subject to a CPI increase based on each contract anniversary.